Exhibit 99.1

FOR IMMEDIATE RELEASE

Valor Latitude Acquisition Corp. Announces the Separate Trading of its Class A Ordinary Shares and Warrants, Commencing June 24, 2021

New York, June 24, 2021 – Valor Latitude Acquisition Corp. (the “Company”) announced that, commencing today, holders of the units sold in the Company's initial public offering of 23,000,000 units completed on May 6, 2021, including the units sold pursuant to the full exercise of the underwriters’ over-allotment option of 3,000,000 units, may elect to separately trade the shares of Class A ordinary shares and warrants included in the units. Class A ordinary shares and warrants that are separated will trade on the Nasdaq Capital Market under the symbols “VLAT” and “VLATW,” respectively. Units not separated will continue to trade on the Nasdaq Capital Market under the symbol “VLATU.” No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, copies of the prospectus may be obtained for free from BofA Securities by mailing NC1-004-03-43, 200 North College Street, 3rd Floor, Charlotte, NC 28255-0001, Attention: Prospectus Department or by email at dg.prospectus_requests@bofa.com and by contacting Barclays c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by email at Barclaysprospectus@broadridge.com or by telephone at (888) 603-5847.

About Valor Latitude Acquisition Corp.

The Company was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company intends to seek a business combination with a technology-enabled Latin American company. Valor Latitude’s founders include Clifford M. Sobel (Chairman), Scott Sobel (Director), Mario Mello (Chief Executive Officer and Director) and J. Douglas Smith (Chief Financial Officer).

Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release constitute forward-looking statements. All of these statements are based on management’s expectations as well as estimates and assumptions prepared by management that, although they believe to be reasonable, are inherently uncertain. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of Company’s control that may cause its business, industry, strategy, financing activities or actual results to differ materially. The Company undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

For more information, please contact:

For inquiries please contact: J. Douglas Smith, Chief Financial Officer

Email: Doug.smith@valorcapitalgroup.com